UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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EXCHANGE ACT OF 1934

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ALBERT L. LORD

Vice Chairman & Chief Executive Officer

April 18, 2012

To: Our Valued Shareholders

I would like to address the recent coverage in the media pertaining to data and studies about rising education costs and student loan debt, and the related focus on private education loans. At Sallie Mae we believe a college education is the investment of a lifetime and America’s higher education system is the world’s best. We are proud to have helped more than 31 million Americans pay for college and look forward to continuing to work with families and students to save, plan and pay for this important investment.

Financing a higher education has been a daunting challenge for generations. We estimate Americans paid $410 billion in higher education costs last year with $189 billion or so of those costs funded from personal savings or current income. The balance came from a combination of scholarships, grants and federal and private education loans. Education loan balances are averaging $22,000 and $28,000 at public and private, non-profit four-year colleges, respectively, and have increased, after inflation, at an average annual rate of two percent or less over the past decade. Over the same time and on the same basis, inflation-adjusted costs for tuition and fees averaged increases of more than twice this annual rate.

Families and students are valiantly undertaking the challenge to pay these costs so they can achieve their higher education goals even as household savings and home equity levels decline. Sallie Mae encourages college applicants, students and their families to explore financial aid, grants and less expensive government loans first. We provide online tools that estimate what monthly student loan payments could be and help users project how much they will need to earn to keep payments manageable. Based on our research, only 2 percent of undergraduates elect to take out only private education loans.

The good news – a college degree is consistently estimated to produce a significant boost to its holder’s lifetime earnings potential. Based on recent estimates from various sources (such as The Georgetown University Center for Education on Education and the Workforce) college graduates will earn lifetime income from $650,000 to well over $1 million more than those who do not attend college. March 2012 unemployment data from the Bureau of Labor Statistics indicates the unemployment rate of recent college graduates is slightly over 5%, their peers with no college face an uphill struggle with a rate over 20%. The bad news – education loan payments start shortly after graduation, while education’s value is realized over a lifetime. Managing this timing mismatch of near-term debt and long-term income differentiates student loan lending from all other forms of consumer lending. Our collateral is intangible; it is the bet we make on our customers’ futures.

Meanwhile, headlines speculate an estimated $1 trillion in education loans represent America’s next “financial bubble” and now exceed shrinking credit card debt. This $1 trillion estimate is often prominently associated with private education loans, an industry recently described in certain forums as operating “in the shadows”, lacking regulation. Recently proposed federal bankruptcy legislation would treat private education loans differently from federal education loans.

So let’s start here: private education loans (those neither originated nor guaranteed by the American taxpayer) represent well less than 15% of the trillion and some 7% of the $112 billion education debt incurred in academic year 2010-2011. Strong, responsible, regulated institutions underwrite and originate private education loans using the clear, consistent and easy-to-compare disclosures required by federal Truth-in-Lending laws.

There are no winners on a defaulted loan. We certainly empathize with graduates moving into the difficult job market. Sallie Mae takes seriously helping student borrowers maintain a clean credit history. Default costs are borne by taxpayers on federal education loans and our investors on our private education loans. Sallie Mae has helped graduating seniors manage payment issues for all of our 40 years in all sorts of economic conditions. Bridging these difficult times is one of our key strengths. We work with educational institutions, state and federal administrators, consumer regulators and others to improve the protections we can provide our customers. Our experience has helped most Sallie Mae customers avoid the harsh consequences of loan default, with default rates of our customers averaging 30% lower than other federal education loan borrowers.

Alluding to a specter of massive defaults understandably stokes “student loan bubble” fears. Indeed a trillion dollar bursting bubble would be more than worrisome. Recently, the Federal Reserve Bank of New York estimated the number of student borrowers with past due education loan balances could be as high as 27%.

We can speak only of the $175 billion of education loans we manage in our combined federally guaranteed and private education loan portfolios representing about 18% of the education loan universe. At March 31, 2012, delinquencies in our $40 billion private education loan portfolio were approximately 9% and, in the most relevant category, loans 90 days or more past due, the rate was 4.4%, down from a high of 6.9% in 2009. In our $135 billion portfolio of federally-guaranteed loans, delinquencies were higher at 16.9%, with 90 days plus delinquencies 7.9%.

Sallie Mae supports enactment of reasonable reform to bankruptcy laws to discharge mature education loans—both private and governmental—after borrowers have had a meaningful opportunity to establish themselves and begin repaying their loans. We are for bankruptcy reform to aid those who have made several years of faithful efforts to pay their education loans.

A higher education opens the doors of opportunity and generates significant returns to most of those who pursue it. There is no question our country wants and needs to have the best educated population possible in today’s highly competitive global economy.

Since 1972, Sallie Mae’s mission has been to help families save, plan and pay for college. With sound lending practices and responsible products, we are wholly committed to helping students dream, invest and succeed.